Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board

Fresenius Medical Care AG & Co. KGaA:

We consent to the incorporation by reference in the registration statement (No. 333-189721) on Form S-8 of Fresenius Medical Care AG & Co. KGaA of our reports dated February 20, 2020, with respect to the consolidated balance sheets of Fresenius Medical Care AG & Co. KGaA and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of the Company.

Our report dated February 20, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness was identified related to revenue recognition specific to estimating the transaction price on certain fee-for-service revenue arrangements.

Also, our report dated February 20, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired NxStage Medical, Inc. (“NxStage”) on February 21, 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, NxStage’s internal control over financial reporting associated with less than 1% of consolidated total assets, excluding goodwill and intangible assets recorded in connection with the acquisition, and less than 1% of consolidated revenues in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of NxStage.

Our report dated February 20, 2020 on the 2019 consolidated financial statements refers to a change to the accounting for leases as of January 1, 2019 due to the adoption of IFRS 16, Leases, and changes to accounting for revenue from contracts with customers and financial instruments as of January 1, 2018 due to the adoption of IFRS 15, Revenue From Contracts With Customers, and IFRS 9, Financial Instruments, respectively.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

February 20, 2020